Confirming Statement

This Statement confirms that the undersigned, Edgar Bronfman, Jr., has authorized and designated Daniel A. Zaccardo and Gary A. Rubin, and each of them, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Accretive Health, Inc. The authority of Daniel A Zaccardo and Gary A. Rubin, and each of them, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Accretive Health, Inc., unless earlier revoked in writing. The undersigned acknowledges that Daniel A Zaccardo and Gary A. Rubin are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. This Statement shall not revoke or in any way modify any power of attorney previously executed by the undersigned.

/s/ Edgar Bronfman, Jr.

Edgar Bronfman, Jr.

Date:	May 17, 2010